EXHIBIT 99.4

InterAmerican Gaming Inc.

OTC Bulletin Board : IAGM
July 07, 2011 15:58 ET
InterAmerican Gaming to Acquire NOWPHIT

TORONTO, ONTARIO--(Marketwire - July 7, 2011) - InterAmerican Gaming Inc. ("the Company") (OTCBB:IAGM) announced today that it has entered into a letter of intent with Baron Group Ventures ("BGV") to acquire an 80.1% interest in NOWPHIT (www.nowphit.com). NOWPHIT is a new social gaming platform and smartphone application that empowers and inspires people to improve their personal health and fitness and makes it easier to achieve healthy lifestyle goals. The NOWPHIT app will be available for the iPhone via the iTunes Store at launch (expected Q4 2011), with Blackberry and Android versions to follow.

NOWPHIT syncs with gym or at-home fitness machines and allows "NOWPHIT athletes" to track, train and compete with each other over the NOWPHIT network in real time for virtual and real-life rewards such as trophies, medals and location-based coupons and special offers. NOWPHIT also features a charitable and event function. NOWPHIT athletes can raise donations for a charity of their choice, and virtually train and compete in real athletic events anywhere around the world (i.e. the New York City Marathon).

InterAmerican Gaming is acquiring NOWPHIT by issuing sixty-five million (65,000,000) of its common shares. The terms also require IAGM to exclusively fund the development of NOWPHIT through recourse loans to a maximum of five million dollars (US$5,000,000). At closing, Mr. Marc Askenasi, the founder of NOWPHIT and principal shareholder of BGV, will enter into a management agreement to become Chief Executive Officer of the Company. The closing of the acquisition is subject to mutual due diligence, the completion of the formal purchase and sale documents, and settlement of certain liabilities of the Company. Closing is anticipated to occur in August 2011.

"With our existing business in IAGM having suffered significantly from the global financial crisis, NOWPHIT presents an exciting opportunity for the company to rebuild value for its shareholders," said Mr. John G. Simmonds, President and CEO of InterAmerican Gaming Inc. "Marc is an excellent Internet entrepreneur and the NOWPHIT solution he has developed meets a real need. Health and fitness have become critical social issues due to an aging North American population and increased pressure on our health care system. I believe the NOWPHIT solution will be embraced by health and fitness professionals and become a valuable service for people looking to live a healthier and more active lifestyle."

"It was evident early on to me and my team that a public company structure would provide increased value to our employees, our channel and strategic partners, and it would position us to make other acquisitions in the future. The structure would also facilitate increased exposure for the NOWPHIT brand," stated Mr. Marc Askenasi, founder of NOWPHIT. "The partnership with InterAmerican Gaming provides that structure, but we recognize there is still a lot of work to do. We are working on the Company's public company filings and financial statements and we will begin cleaning up InterAmerican's corporate affairs immediately. We intend to work diligently to close the acquisition this summer so we are well prepared for our launch later this year."

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. InterAmerican Gaming Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in InterAmerican Gaming Inc. SEC filings. InterAmerican Gaming Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with InterAmerican Gaming Inc.'s business, please refer to the risks and uncertainties detailed from time to time in InterAmerican Gaming Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

For further information please visit www.interamericangaming.com.

Contact Information
InterAmerican Gaming Inc.
Mr. John G. Simmonds
Chairman, President and Chief Executive Officer
+1-905-833-9846
jgs@gamecorp.com
www.interamericangaming.com
NOWPHIT
Mr. Marc Askenasi
Founder of NOWPHIT
+1-416-727-6326
marc@nowphit.com